RESTATED CERTIFICATE OF INCORPORATION OF
                           ORION NEWCO SERVICES, INC.


         Orion Newco Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The present name of the Corporation is Orion Newco Services, Inc. The Corporation was originally incorporated under the same name, and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 26, 1996.

         2. This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation (the "Certificate of Incorporation"), and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         3. The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged in accordance with Section 103 of the DGCL.

                                                      ORION NEWCO SERVICES, INC.


                                                      By:
                                                         -----------------------

                                                      Name:
                                                           ---------------------

                                                      Title:
                                                            --------------------

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           ORION NEWCO SERVICES, INC.


                FIRST: The name of the Corporation is Orion Newco Services, Inc. (hereinafter called the "Corporation").

                SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent at said address is The Corporation Trust Company.

                THIRD: The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

                FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Forty-One Million (41,000,000) shares, consisting of Forty Million (40,000,000) shares of common stock, par value $.01 per share, and One Million (1,000,000) shares of preferred stock, par value $.01 per share.

                A. Common Stock. Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote. There shall be no cumulative voting rights for the election of directors.

                B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Article FOURTH to provide, by resolution or resolutions from time to time adopted without further stockholder approval, and filing a Certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and such rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                1. The number of shares constituting that series and the distinctive designation of that series.

                2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                8. Any other relative rights, preferences and limitations of that series.

                FIFTH: The name and mailing address of the incorporator (the "Incorporator") are Daniel M. Pattarini, 555 Thirteenth Street, NW, Washington, D.C. 20004. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified are as follows:



      NAME                                MAILING ADDRESS

W. Neil Bauer                             2440 Research Boulevard
                                          Rockville, MD 20850

David J. Frear                            2440 Research Boulevard
                                          Rockville, MD 20850

Richard H. Shay                           2440 Research Boulevard
                                          Rockville, MD 20850

                SIXTH: The authorized number of directors of this corporation shall be not less than 3 and not more than 15. The number of directors within this range shall be stated in the Corporation's Bylaws, as may be amended from time to time. When the number of directors is changed the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                Effective as of the annual meeting of stockholders in 1997, the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of stockholders in 1998, that of Class II shall expire at the annual meeting in 1999, and that of Class III shall expire at the annual meeting in 2000, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity.

                Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

                The directors remaining in office acting by a majority vote, although less than a quorum, or by a sole remaining director, are hereby expressly delegated the power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office death or incapacity.

                SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal bylaws of the Corporation.

                EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach or fiduciary duty as a director, provided that nothing contained in this Article EIGHTH shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                NINTH: The Corporation reserves the right at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, except that Articles FOURTH, FIFTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH, FOURTEENTH and this Article NINTH may not be altered, amended, or repealed except by the affirmative vote of at least two-thirds (2/3) of the shares entitled to vote thereon and the affirmative vote of the Board of Directors; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

                TENTH: Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

                (a) the redemption price of the shares to be redeemed pursuant to this Article TENTH shall be determined by the Board of Directors and shall be at least equal to the lesser of (i) the Redemption Value or (ii) if such stock was purchased by such Disqualified Holders within one year of the Redemption Date, such Disqualified Holder's purchase price for such shares;

                (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

                (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

                (d) at least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates of their shares to be redeemed;

                (e) from and after the Redemption Date, any and all rights of whatever nature which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate and such owners shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                (f) such other terms and conditions as the Board of Directors shall determine.

                For purposes of this Article TENTH:

                                  (i) "Disqualified Holder" shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation on any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

                                  (ii) "Redemption Value" of a share of the Corporation's stock of any class or series shall mean the average Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Article TENTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Redemption Value" shall be determined by the Board of Directors in good faith. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

                                  (iii) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Article TENTH.

                                  (iv) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions (including, without limitation, in the case of debt securities, repayment over a period of up to thirty years, or a longer period) as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Article, at least equal to the price required to be paid pursuant to paragraph (a) of this Article TENTH (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

                ELEVENTH:  Control Share Acquisitions

                A. Control Shares. As used in this Article ELEVENTH, "control share" means shares of the Corporation that would have voting power that when added to all the other shares of the Corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares (directly or indirectly, alone or as part of a group), to exercise or direct the exercise of the voting power of the Corporation in the election of directors within any of the following ranges of voting power:

                (1) One-fifth or more but less that a third of all voting power.

                (2) One-third or more but less than a majority of all voting power.

                (3) A majority or more of all voting power.


                B.       Control Share Acquisition.

                1. As used in this Article ELEVENTH, "control share acquisition" means the acquisition (directly or indirectly) by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

                2. For purposes of this Article ELEVENTH, shares acquired within ninety (90) days or shares acquired pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

                3. For purposes of this Article ELEVENTH, a person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article ELEVENTH has voting power only of shares in respect of which that person would be able to exercise or direct the vote without further instruction from others.

                4. The acquisition of any shares of the Corporation does not constitute a control share acquisition if the acquisition is consummated in any of the following circumstances:

                (1) Before April 1, 1992.

                (2) Pursuant to a binding contract existing before April 1, 1992.

                (3) Pursuant to the laws of descent and distribution.

                (4) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article ELEVENTH.

                (5) Pursuant to a merger or plan of share exchange if the Corporation is a party to the agreement of merger of plan of share exchange.

                (6) Pursuant to a tender or exchange offer that is made pursuant to an agreement to which the Corporation is a party.

                (7) Directly from the Corporation, or from any of its wholly owned subsidiaries.


                5. The acquisition of any shares of the Corporation in good faith and not for the purpose of circumventing this Article ELEVENTH by or from
(1) any person whose voting rights had previously been authorized by stockholders in compliance with this Article ELEVENTH, or (2) any person whose previous acquisition of shares of the Corporation would have constituted a control share acquisition but for the circumstances specified in the paragraph above, does not constitute a control share acquisition, unless the acquisition entitles the person (directly or indirectly, alone or as a part of a group) to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the voting power otherwise authorized.

                         C. Interested Shares. As used in this Article ELEVENTH,
"interested shares" mean the shares of the Corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Corporation in the election of directors:

                (1) An acquiring person or member of a group with respect to a control share acquisition.

                (2) Any officer of the Corporation.

                (3) Any employee of the Corporation who is also a director of the Corporation.


                D. Acquiring Person Statement. Any person who proposes to make or has made a control share acquisition may at the person's election deliver an acquiring person statement to the Corporation at the Corporation's principal office. The acquiring person statement must set forth all of the following:

                (1) The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining control shares.

                (2) A statement that the acquiring person statement is given pursuant to this Article ELEVENTH.

                (3) The number of shares of the Corporation owned (directly or indirectly) by the acquiring person and each other member of the group.

                (4) The range of voting power under which the control share acquisition falls or would, if consummated, fall.

                (5) If the control share acquisition has not taken place:

                    (a) a description in reasonable detail of the terms of the proposed control share acquisition; and

                    (b) representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law and that the acquiring person has the financial capacity to make to proposed control share acquisition.


                E.       Special Meeting of Stockholders.

                    1.  If the  acquiring  person  so  requests  at the  time of delivery of an acquiring person statement and gives an undertaking to pay the Corporation's expenses of a special meeting, within ten (10) days thereafter, the directors of the Corporation shall call a special meeting of the stockholders of the Corporation for the purpose of considering the voting rights to be accorded to the shares acquired or to be acquired in the control share acquisition.

                    2. Unless the acquiring person agrees in writing to another date, the special meeting of the stockholders shall be held within fifty (50) days after the receipt by the Corporation of the request.

                    3. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented at the next special or annual meeting of stockholders.

                    4. If the acquiring person so requests in writing at the time of the delivery of the acquiring person statement, the special meeting must not be held sooner than thirty (30) days after the receipt by the Corporation of the acquiring person's statement.

                F.  Notice.
                    ------

                    1. If a special meeting is requested, notice of the special meeting of stockholders shall be given as promptly as reasonably practicable by the Corporation to all stockholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

                    2. Notice of the special or annual stockholder meeting at which the voting rights are to be considered must include or be accompanied by both of the following:

                                  (1) a copy of the acquiring  person  statement
                        delivered to the Corporation pursuant to this Article ELEVENTH.

                                  (2) A statement by the Board of the  Directors
                        of the Corporation, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed control share acquisition.


                G.  Voting Rights.
                    -------------

                    1. Control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolutions approved by the stockholders of the Corporation.

                    2. To be adopted under this section, the resolutions shall be approved by a majority of all the votes which could be cast in a vote on the election of directors by all the outstanding shares other than interested shares. Interested shares shall not be entitled to vote on the matter, and in determining whether a quorum exists, all interested shares shall be disregarded. For the purpose of this subsection, the interested share shall be determined as of the record date for determining the stockholders entitled to vote at the meeting.

                H.  Redemption.
                    ----------

                    1. Control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed with the Corporation may, at any time during the period ending sixty (60) days after the last acquisition of control shares by the acquiring person, be subject to redemption by the Corporation at the redemption price specified in paragraph 3 of this subsection.

                    2. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the stockholders as provided above.

                    3. The redemption price for shares to be redeemed under this section shall be the number of such shares multiplied by the dollar amount (rounded to the nearest cent) equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer's fees, paid by the acquiring person for such shares. The Corporation may rely conclusively on public announcements by, or filings with the Securities and Exchange Commission by, the acquiring person as to the prices so paid.

                I.  Dissenters Rights.
                    -----------------

                    1. In the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the Corporation, other than the acquiring person, have the right to dissent from the granting of voting rights and to demand payment of the fair value of their shares under Section 262 of the Delaware General Corporation Law as though such granting of voting rights were a corporate action described in paragraph (b) of Section 262, except that the provisions of subsection (1) of paragraph (b) of Section 262 shall not be applicable.

                    2. For purposes of this section "fair value" of shares under
Section 262 of the Delaware General Corporation Law shall in no event be less than the highest price per share paid in the control share acquisition, as adjusted for any subsequent stock dividends or reverse stock splits or similar changes.

                TWELFTH:  Certain Business Combinations

                A.  Vote Required for Certain Business Combinations.
                    -----------------------------------------------

                    1. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in subsection B of this Article
                        TWELFTH:

                                  (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter  defined)  with  (i)  any
                                           Interested       Stockholder      (as
                                           hereinafter   defined)  or  (ii)  any
                                           other  corporation  (whether  or  not
                                           itself  an  Interested   Stockholder)
                                           which  is,  or after  such  merger or
                                           consolidation  would be, an Affiliate
                                           (as   hereinafter   defined)   of  an
                                           Interested Stockholder; or

                                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more, or

                                  (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions)  of any  securities  of
                                           the  Corporation or any Subsidiary to
                                           any  Interested  Stockholder  or  any
                                           Affiliate    of    any     Interested
                                           Stockholder  in  exchange  for  cash,
                                           securities  or other  property  (or a
                                           combination    thereof)   having   an
                                           aggregate   Fair   Market   Value  of
                                           $1,000,000 or more; or

                                  (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                                  (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

                                  shall require the affirmative vote of (A) the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors
                                  (the "Voting Stock"), voting together as a single class and (B) the holders of at least a majority of the Voting Stock, voting together as a single class, excluding for purposes of calculating both the affirmative vote and the number of outstanding shares of Voting Stock all shares of Voting Stock of which the beneficial owner is an Interested Stockholder or any Affiliate of an Interested Stockholder referred to in clauses (a) through (e) in this paragraph 1. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

                 2.   "Definition of "Business Combination."  The term "Business
                                  Combination" as used in this Article TWELFTH shall mean any transaction which is referred to in any one or more of clauses (a) through
                                  (e) of paragraph 1 of this subsection A.

                B. When Higher Vote is Not Required. The provisions of subsection A of this Article TWELFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

                 1.   Approval by Continuing Directors. The Business Combination
                         shall  have  been   approved   by  a  majority  of  the
                         Continuing Directors (as hereinafter defined).

                 2.   Price and Procedure Requirements.   All  of  the following
                         conditions shall have been met:

                                  (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

                                           (i) (if  applicable)  the highest per
                                           share price  (including any brokerage
                                           commissions,   transfer   taxes   and
                                           soliciting dealers' fees) paid by the
                                           Interested Stockholder for any shares
                                           of common  stock  acquired  by it (A)
                                           within    the     two-year     period
                                           immediately prior to the first public
                                           announcement  of the  proposal of the
                                           Business       Combination       (the
                                           "Announcement  Date")  or  (B) in the
                                           transaction  in  which it  became  an
                                           Interested Stockholder,  whichever is
                                           higher; or

                                           (ii) the Fair Market  Value per share
                                           of common  stock on the  Announcement
                                           Date  or on the  date  on  which  the
                                           Interested   Stockholder   became  an
                                           Interested  Stockholder  (such latter
                                           date is referred  to in this  Article
                                           TWELFTH as the "Determination Date"),
                                           whichever is higher.

                                  (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(b) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                                           (i) (if  applicable)  the highest per
                                           share price  (including any brokerage
                                           commissions,   transfer   taxes   and
                                           soliciting dealers' fees) paid by the
                                           Interested Stockholder for any shares
                                           of  such   class  of   Voting   Stock
                                           acquired   by  it  (A)   within   the
                                           two-year period  immediately prior to
                                           the  Announcement  Date or (B) in the
                                           transaction  in  which it  became  an
                                           Interested Stockholder,  whichever is
                                           higher;

                                           (ii)  (if   applicable)  the  highest
                                           preferential   amount  per  share  to
                                           which the  holders  of shares of such
                                           class of Voting Stock are entitled in
                                           the   event  of  any   voluntary   or
                                           involuntary liquidation,  dissolution
                                           or winding up of the Corporation; and

                                           (iii) The Fair Market Value per share
                                           of such class of Voting  Stock on the
                                           Announcement    Date    or   on   the
                                           Determination   Date,   whichever  is
                                           higher.

                                  (c) The consideration to be received by holders of a particular class of Voting Stock (including common stock) in the Business Combination shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of such Voting Stock previously acquired by it.

                                  (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) there shall have been (A) no reduction in the annual rate of dividends paid on the capital stock (except as necessary to reflect any subdivision of the capital stock), except as approved by a majority of the Continuing Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any
                                           reverse         stock         split),
                                           recapitalization,  reorganization  or
                                           any similar transaction which has the
                                           effect  of  reducing  the  number  of
                                           outstanding  shares of common  stock,
                                           unless  the  failure  so to  increase
                                           such  annual  rate is  approved  by a
                                           majority of the Continuing Directors;
                                           and (ii) such Interested  Stockholder
                                           shall have not become the  beneficial
                                           owner  of any  additional  shares  of
                                           Voting  Stock  except  as part of the
                                           transaction  which  results  in  such
                                           Interested  Stockholder  becoming  an
                                           Interested Stockholder.

                                  (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                                  (f) A proxy or information statement describing the proposed Business
                                           Combination  and  complying  with the
                                           requirements    of   the   Securities
                                           Exchange  Act of 1934 (the  "Exchange
                                           Act") and the  rules and  regulations
                                           thereunder    (or   any    subsequent
                                           provisions  replacing such Act, rules
                                           or  regulations)  shall be  mailed to
                                           public     stockholders     of    the
                                           Corporation at least 20 days prior to
                                           the  consummation  of  such  Business
                                           Combination   (whether  or  not  such
                                           proxy  or  information  statement  is
                                           required  to be  mailed  pursuant  to
                                           such Act or subsequent provisions).

                C.       Certain Definitions.   For the purposes of this Article
                         TWELFTH:

                         1. A "person" shall mean any individual, firm, corporation or other entity.

                         2. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                                  (a) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

                                  (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

                                  (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question  beneficially  owned
                                           by  any  Interested  Stockholder,  if
                                           such  assignment or succession  shall
                                           have  occurred  in  the  course  of a
                                           transaction or series of transactions
                                           not   involving  a  public   offering
                                           within the meaning of the  Securities
                                           Act of 1933.

                         3. A person shall be a "beneficial owner" of any Voting Stock:

                                  (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                                  (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
                                           (ii) the  right to vote  pursuant  to
                                           any    agreement,    arrangement   or
                                           understanding; or

                                  (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or
                                           understanding   for  the  purpose  of
                                           acquiring,    holding,    voting   or
                                           disposing  of any  shares  of  Voting
                                           Stock.

                         4. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph 2 of this subsection C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this subsection C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                         5. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Exchange Act.

                         6. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this subsection C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                         7. "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors of the Corporation prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors of the Corporation.

                         8.       "Fair Market Value" means:

                                  (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect  to a  share  of  such  stock
                                           during  the 30-day  period  preceding
                                           the date in question on the  National
                                           Association  of  Securities  Dealers,
                                           Inc.  Automated  Quotations System or
                                           any system then in use, or if no such
                                           quotations  are  available,  the fair
                                           market  value on the date in question
                                           of  a   share   of  such   stock   as
                                           determined  by the Board of Directors
                                           of the Corporation in good faith; and

                                  (b) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.

                D. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $1,000,000 or more.

                E. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                THIRTEENTH:  Indemnification.

                A. Authorization of Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to subsection B only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Persons who are not directors or officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in this subsection A also shall include the right to be paid by the corporation (and such successor) the expenses (including attorney's fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition (including in the case of a director or former director expenses of separate legal counsel, up to a maximum of $50,000, but only in the event that the director or former director as the indemnified party reasonably determines, assuming an outcome unfavorable to such indemnified party, that there is a reasonable probability that such proceeding may materially and adversely affect such indemnified party, or that there may be legal defenses available to such indemnified party that are different from or in addition to those available to the corporation); provided, however, that, if and to the extent the Delaware General Corporation Law requires, the payment of such expenses (including attorney's fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection A or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the board of directors deems appropriate.

                B. Right of Claimant to Bring Action against the Corporation. If a claim under subsection A of this section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring an action against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under subsection A of this section but the burden of proving such defense shall be on the corporation. The failure of the corporation (in the manner provided under the Delaware General Corporation Law) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. An actual determination by the corporation (in the manner provided under the Delaware

General Corporation Law) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

                C. Non-exclusivity. The rights to indemnification and advance payment of expenses provided by subsection A of this section shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                D. Survival of Indemnification. The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, subsection A of this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

                E. Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

                FOURTEENTH: Any actions required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.


                           IN  WITNESS  WHEREOF,  the  undersigned,   being  the
Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 26th day of June, 1996.




                                             Incorporator


                                             By:
                                                --------------------------------